Exhibit 99.1

Diagnostic Products Corporation Announces First Quarter Earnings

    LOS ANGELES--(BUSINESS WIRE)--May 10, 2005--Diagnostic Products Corporation (NYSE:DP) today reported first quarter sales of $112.9 million, a 6% increase over the first quarter of 2004. Earnings were $16.1 million, or $.54 per diluted share, an increase of 4% from $15.5 million or $.52 reported for the first quarter of 2004. The Euro and the Brazilian Real strengthened relative to the dollar, and the net effect of foreign currency movements was a 3% increase in sales. International sales increased 5% to $80.6 million while domestic sales increased 10% to $32.3 million.
    Sales of IMMULITE products grew 7% over the first quarter of 2004. IMMULITE product line sales reached $103.4 million for the quarter, 92% of the total sales of the Company. IMMULITE reagent sales increased 11% this quarter over the first quarter of 2004 to $90.8 million, while IMMULITE instrument and service revenue fell by 11% to $12.6 million. Sales of RIA products were $5.6 million, a 13% decline from last year's first quarter. Sales of other products were $3.9 million, up from $3.4 million in the same period last year. "We were disappointed in our instrument revenue for the quarter, however we have made significant progress on a number of other fronts. We have completed Beta testing on our Workcell and are on track for full release this quarter, we have secured new homocysteine contracts which will make up for the business we lost last year and we were informed that the FDA has accepted our corrective action plan and we are awaiting their inspection," said Michael Ziering, CEO of DPC. "Although the domestic business grew at 10%, we were below our plan, but I'm very encouraged with a number of contracts that will be coming on line over the next couple of months."
    The Company shipped a total of 209 IMMULITE Instruments in the first quarter including 139 IMMULITE 2000s and 2500's. The total number of IMMULITEs shipped is now over 10,000.
    Diagnostic Products Corporation (DPC), founded in 1971, is the global leader dedicated primarily to immunodiagnostics. DPC designs and manufacturers automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC's product menu includes a large variety of immunoassays covering a broad range of clinical disease states including over 360 specific allergens and allergy panels. Through partnerships with manufacturers of chemistry systems and reagents, DPC also addresses the chemistry and laboratory automation testing needs of its customers. DPC sells its products to hospitals, clinics and laboratories domestically and in more than 100 countries.
    DPC is committed to delivering to customers the highest quality products with superior service and support. The turquoise zebra icon symbolizes DPC's uniqueness in the immunodiagnostic industry as "a company that stands out." Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward- looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions relating to the FDA's decision that its Application Integrity Policy should be applied to the Company or relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets, including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.



DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Amounts in Thousands, Except Per Share Data)       Three Months Ended
                                                        March 31,
                                                    ------------------
                                                       2005     2004
                                                    --------- --------
SALES:
  Non-Affiliated Customers                          $107,063  $96,974
  Unconsolidated Affiliates                            5,848    9,109
                                                    --------- --------
  Total Sales                                        112,911  106,083

COST OF SALES                                         46,738   46,022
                                                    --------- --------
  Gross Profit                                        66,173   60,061

OPERATING EXPENSES:
Selling                                               20,611   18,727
Research and Development                              12,266   11,424
General and Administrative                            12,556    9,665
Equity in Income of Affiliates                        (2,553)  (2,130)
                                                    --------- --------
OPERATING EXPENSES-NET                                42,880   37,686
                                                    --------- --------
  OPERATING INCOME                                    23,293   22,375

Interest/Other Income (Expense)-Net                      174     (369)
                                                    --------- --------

INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST                                 23,467   22,006
PROVISION FOR INCOME TAXES                             6,993    6,602
MINORITY INTEREST                                        340      (53)
                                                    --------- --------
NET INCOME                                           $16,134  $15,457
                                                    ========= ========

EARNINGS PER SHARE:
BASIC                                                  $0.55    $0.53
DILUTED                                                $0.54    $0.52

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC                                                 29,274   28,972
DILUTED                                               30,105   29,944




(unaudited)

    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200